Exhibit 4.18

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Dated 26 May 2004

IMPERIAL CHEMICAL INDUSTRIES PLC

RULES OF THE ICI EXECUTIVE SHARE

OPTION PLAN 2004

Shareholders' Approval	26 May 2004

Expiry Date	26 May 2014

Inland Revenue reference for Schedule 1	X22762/SCL

Inland Revenue approval	20 August 2004

One Silk Street London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref 01/145/G Rowlands-Hempel/E Western

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Rules of the ICI Executive Share Option Plan 2004

1	Definitions

1.1	Meanings of words used

In these Rules:

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determine, any stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

“Committee” means, subject to Rule 8.3, a committee of the board of directors of the Company consisting only of non-executive directors of the board;

“Company” means Imperial Chemical Industries PLC;

“Conditions” means any conditions imposed under Rule 2.3;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Date of Grant” means the date that the Committee set for the grant of an Option;

“Eligible Employee” means any person who:

(i)	either is an employee of a Participating Company, or is an executive director of the Company who devotes substantially the whole of his working time to his duties; and

(ii)	at the Date of Grant is not within 6 months of any anticipated cessation of employment;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee;

“Model Code” means the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them;

“Option” means a right to acquire Shares granted under the Plan which is subject to the Rules;

“Optionholder” means a person holding an Option or his personal representatives;

“Option Period” means a period starting on the Date of Grant of an Option and ending at the end of the day before the 10th anniversary of the Date of Grant, or such shorter period as may be specified on the Date of Grant;

“Option Price” means the amount payable for each Share on the exercise of an Option calculated as described in Rule 3;

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“Participating Companies” means:

(i)	the Company; and

(ii)	any Subsidiary, and any other company which in both cases is so designated by the Committee;

“Plan” means this plan known as “The ICI Executive Share Option Plan 2004” as changed from time to time;

“Regulatory Information Service” means a service listed in schedule 12 to the UK Listing Authority Listing Rules;

“Rules” means these rules of the Plan as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

2	Grant of Options

2.1	Grant of Options

2.1.1	The Committee may resolve to grant to any Eligible Employee an Option to acquire such number of Shares as the Committee may determine. The Company will execute a deed on the grant of an Option.

2.1.2	Unless the Committee decides otherwise in any particular case, options must not be granted to an Eligible Employee who has given or received notice of termination of employment with a Participating Company whether or not such termination is lawful.

2.2	Time when Options may be granted

2.2.1	Options may only be granted within 42 days starting on any of the following:

(i)	the date of adoption of the Plan;

(ii)	the day after the announcement of the Company’s results through a Regulatory Information Service for any period;

(iii)	any day on which the Committee resolve that exceptional circumstances exist which justify the grant of Options; or

(iv)	any day on which changes to the legislation or regulations affecting share option plans are announced, effected or made.

2.2.2	If the Committee does not grant any Options due to restrictions imposed by statute, order, regulation or Government directive, or by any code or restriction adopted by the Company based on the Model Code, the Committee may grant Options within 42 days after the lifting of such restrictions.

2.2.3	The Committee may only grant Options between the date on which the Company’s shareholders approve the Plan and the 10th anniversary of that date.

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2.2.4	The Committee may not grant Options on any day if the Option Price would be calculated as described in Rule 3.1 using any days immediately before the announcement of results.

2.3	Conditions

When granting an Option, the Committee will make its exercise conditional on the satisfaction of certain conditions. The Conditions must be objective and specified at the Date of Grant and may provide that an Option will lapse if the Conditions are not satisfied. The Committee may waive or change the Conditions in accordance with their terms or if anything happens which causes the Committee reasonably to consider that:

2.3.1	the Conditions should be amended for the purpose of ensuring the objective criteria against which performance will then be measured will be a fairer measure of such performance; or

2.3.2	the Conditions should be waived.

2.4	Option certificates

2.4.1	The Committee will send to each Optionholder an option certificate on or as soon as practicable after the Date of Grant. The certificate will either be the deed referred to in Rule 2.1 or a statement. The Committee will set the form of the certificate, but the certificate must be consistent with these Rules.

2.4.2	If any option certificate is lost or damaged the Committee may replace it on such conditions as they wish to set.

2.5	No payment

Optionholders are not required to pay for the grant of any Option.

2.6	Disclaimer of Option

Any Optionholder may disclaim all or part of his Option within 30 days after the Date of Grant by notice in writing to the Company. If this happens, the Option will be deemed never to have been granted under the Plan. Optionholders are not required to pay for the disclaimer.

2.7	Disposal restrictions

An Optionholder may not transfer, assign or otherwise dispose of an Option or any rights in respect of it. If an Optionholder tries to transfer, assign or dispose of any such Option or rights, whether voluntarily or involuntarily, then the relevant Option will immediately lapse. This Rule 2.7 does not apply to the transmission of an Option on the death of an Optionholder to his personal representatives.

2.8	Administrative errors

If the Committee try to grant an Option which is inconsistent with Rule 4 (Individual limit) or Rule 5 (Plan limits), the Option will be limited and will take effect from the Date of Grant on a basis consistent with those Rules.

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3	Option Price

3.1	Market Value

For the purposes of this Rule 3 “Market Value” on any particular day means:

3.1.1	where Shares of the same class are admitted to the Official List of the UK Listing Authority and traded on the London Stock Exchange the average of the middle market quotation on the 3 immediately preceding Business Days. The middle market quotation is taken from the Daily Official List of the London Stock Exchange;

3.1.2	where Shares of the same class are traded on a stock exchange other than the London Stock Exchange and the Option Price is to be set by reference to that exchange Market Value shall be the average of the closing price as published for that exchange on the 3 immediately preceding Business Days.

3.2	Setting the Price

The Committee will set the Option Price (which may be in sterling or any other currency) and state it on the Date of Grant.

The Option Price will be:

3.2.1	not less than the Market Value of a Share on the Date of Grant; and

3.2.2	if the Shares are to be subscribed, not less than the nominal value of a Share.

4	Individual limits

4.1	3 times salary limit for Options

4.1.1	Subject to Rule 4.1.2, an Option must not be granted to an Eligible Employee if it would at the proposed Date of Grant cause the total amount payable on exercise of options that he has been granted in that financial year under any discretionary share option plan adopted by the Company to exceed 3 times his annual salary from Members of the Group as at the Date of Grant.

4.1.2	The limit in this Rule may be exceeded if the Committee determines that exceptional circumstances make it desirable that Options should be granted in excess of that limit.

5	Plan limits

5.1	Meaning of allocate

For the purposes of this Rule “allocate” means granting an option or other right to acquire unissued Shares, or if there is no such grant, the issue and allotment of Shares.

5.2	10 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

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5.3	5 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary (executive) share plan adopted by the Company.

5.4	Exclusions

Where the right to acquire Shares is released or lapses without being exercised, the Shares concerned are ignored when calculating the limits in this Rule 5.

6	Variations in share capital

6.1	Adjustment of Options

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital or a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Taxes Act or other distribution in specie:

6.1.1	the number of Shares comprised in each Option; or

6.1.2	the Option Price; or

6.1.3	both

may be adjusted in any way (including retrospective adjustments) which the Committee considers appropriate.

6.2	Nominal value

6.2.1	The Option Price of an Option to acquire existing Shares may be adjusted to a price less than nominal value.

6.2.2	The Option Price of an Option to subscribe for Shares may be adjusted to a price less than nominal value only if the Committee resolves to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise, and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Committee does not resolve to capitalise the reserves of the Company for this purpose then the adjustment under this Rule 6.2 will be deemed not to have taken place.

6.3	Notice

The Committee may notify Optionholders of any adjustment made under this Rule 6.

7	Exercise and lapse – general rules

7.1	Exercise

Subject to Rule 7.2 (Lapse) and Rule 8 (Exercise and lapse – exceptions to the general rules) an Option can only be exercised:

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7.1.1	on or after the third anniversary of its Date of Grant or such other date as the Committee may specify on the Date of Grant;

7.1.2	to the extent allowed by any Conditions;

7.1.3	if not prohibited by any statute, regulation or any code adopted by the Company based on the Model Code; and

7.1.4	if not prevented under Rule 8.11 (Mergers and reorganisations) or by a decision of the Committee under any of Rules 8.4 (Takeovers), 8.5 (Section 429 notice) or 8.6 (Company reconstructions).

7.2	Lapse

Unless Rule 8 applies, an Option will lapse on the earliest of:

7.2.1	the date the Optionholder ceases to be a director or employee of a Member of the Group;

7.2.2	unless the Committee decides otherwise the date on which the Optionholder gives or receives notice of termination of his employment with any Member of the Group whether or not such termination is lawful. This Rule 7.2.2 will not apply to Options which are already exercisable on the date notice of termination is given or received;

7.2.3	any date specified in any Conditions;

7.2.4	the expiry of the Option Period; or

7.2.5	the date when any circumstance referred to in Rule 2.7 (Disposal restrictions) occurs.

For the purposes of Rules 7.2.1 and 7.2.2 above and Rule 8.1 (Cessation of employment), an Optionholder will not be treated as ceasing to be a director or employee of a Member of the Group if he becomes a director or employee of a Member of the Group within 7 days.

8	Exercise and lapse – exceptions to the general rules

This Rule 8 sets out exceptions to the general rules of exercise and lapse in Rule 7.

8.1	Cessation of employment

8.1.1	If an Optionholder ceases to be a director or an employee of any Member of the Group for any of the reasons set out below, then his Options will not lapse and, he may exercise them within 12 months after such cessation (for the period of exercise in the case of death see rule 8.2). For the avoidance of doubt unless the Committee decides otherwise, the Conditions must be satisfied before exercise of Options under this Rule 8.1.1.

The reasons are:

(i)	death, ill-health, injury, disability as determined by the Committee;

(ii)	redundancy;

(iii)	retirement in accordance with the terms of an Optionholder’s contract of employment;

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(iv)	early retirement by agreement with the Optionholder’s employer;

(v)	the Optionholder’s employing company ceasing to be under the Control of the Company;

(vi)	a transfer of the undertaking, or the part of the undertaking, in which the Optionholder works to a person which is neither under the Control of the Company nor a Member of the Group.

8.1.2	The Committee may in exceptional circumstances extend the exercise period referred to in Rule 8.1.1 or allow an Optionholder who ceases to be a director or an employee of any Member of the Group for any other reason to exercise his Options in full or in part during any period specified by the Committee and subject to any conditions. Unless the Committee decides otherwise, the Conditions must be satisfied before exercise of Options under this Rule 8.1.2.

8.1.3	The Committee must exercise any discretion provided for in this Rule 8.1 no later than 90 days after cessation of the relevant Optionholder’s employment.

8.1.4	To the extent that any Option exercisable under this Rule 8.1 is not exercised within the period specified, it will lapse at the end of that period.

8.1.5	If an Optionholder ceases to be an employee of any Member of the Group for reasons that would entitle his employer to dismiss him summarily under his contract of employment, all his Options shall lapse upon such cessation.

8.1.6	An Optionholder will not be treated as ceasing to be an employee of a Member of the Group until he has ceased to be employed by any Member of the Group.

8.1.7	The Committee’s decision on whether or not the reason for leaving falls within the reasons in Rule 8.1.1 above shall be final and conclusive.

8.2	Death

If an Optionholder dies, the period of exercise is the earlier of two years from his death or 6 months from grant of representation. Nothing in this Rule 8.2 extends the Option Period.

8.3	Committee

In Rules 8.4, 8.5, 8.6, 8.7 and 9.3.4, “Committee” means those people who were directors of the Company immediately before the relevant event.

8.4	Takeovers

This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).

This Rule applies where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire shares.

When this Rule applies Options may only be exercised to the extent determined by the Committee having regard to the matters set out in the Conditions. Any exercise must take place within the 6 month period after the person making the offer has obtained Control of the Company.

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The Options will cease to be exercisable at the end of the 6 month period. Options not exercised or exchanged (under Rule 9 (Exchange of Options)) will lapse at the end of the period specified in Rule 9.2 (Exchange).

8.5	Section 429 notice

This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).

This Rule applies if a person (or a group of persons acting in concert) serves a notice to acquire Shares under section 429 of the Companies Act 1985 or any other equivalent local legislation (a “section 429 notice”). Options may only be exercised to the extent determined by the Committee having regard to the matters set out in the Conditions, up to the end of the shorter of:

8.5.1	the period during which that person is entitled and bound to acquire the Shares to which the section 429 notice relates; and

8.5.2	the period during which that person is entitled to serve a section 429 notice.

Options not exercised or exchanged (under Rule 9 (Exchange of Options)) will lapse at the end of the period specified in Rule 9.2 (Exchange).

8.6	Company reconstructions

This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).

This Rule applies when, under section 425 of the Companies Act 1985 or any other equivalent local legislation:

8.6.1	a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

8.6.2	there is any other local equivalent to that sanction procedure.

When this Rule applies, Options may only be exercised to the extent determined by the Committee having regard to the matters set out in the Conditions. Such exercise must take place within 6 months after the date of the sanction. Any Option not so exercised will lapse at the end of that period.

8.7	Demergers and other significant distributions

This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).

If the Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction not falling within any of Rules 8.4 (Takeovers), 8.5 (Section 429 notice) and 8.6 (Company reconstructions) which, in the opinion of the Committee, would affect the current or future value of any Option, the Committee, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Options to be exercised, subject to the satisfaction or waiver of any Conditions. The Committee will specify the period of exercise of such Options, whether the Options will lapse at the end of the period and whether exercise is subject to satisfaction of the Conditions.

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The Committee will notify any Optionholder who is affected by the Committee exercising their discretion under this Rule.

8.8	Winding-up

This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).

8.8.1	If notice is duly given of a meeting to consider a resolution for the voluntary winding-up of the Company, Options may be exercised, subject to the satisfaction or waiver of any Conditions until the commencement of the winding-up within the meaning of the Insolvency Act 1986 (but the exercise of any Option in these circumstances will be of no effect if the resolution is not passed). Options not exercised or exchanged (under Rule 9 (Exchange of Options)) will lapse at the end of the period specified in Rule 9.2 (Exchange) .

8.8.2	If the Company is wound-up by the court, Options may be exercised, subject to the satisfaction or waiver of any Conditions within 2 months after the date of the winding-up order. However, the liquidator or the court (if appropriate) must authorise the issue or transfer of Shares after such exercise, and the Optionholder must apply for this authority and pay his application costs. Any Options not exercised during the 2-month period will lapse at the end of the period.

8.9	Administration

This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).

If an administration order is made in relation to the Company, Optionholders may exercise their Options, subject to the satisfaction or waiver of any Conditions within 6 weeks after the date of the administration order. However, the administrator or the court must authorise the issue or transfer of Shares after such exercise. Any Options not exercised by the end of the 6-week period will lapse at that time only if the Committee has given written notice to that effect to the Optionholders during the 6-week period.

8.10	Voluntary arrangement

This Rule does not apply if Options are to be replaced in accordance with Rule 8.11 (Mergers and reorganisations).

If a voluntary arrangement is proposed in relation to the Company under Part I of the Insolvency Act 1986, Optionholders may exercise their Options, subject to the satisfaction or waiver of any Conditions within 14 days after the date of sending of any notices of meeting called under Section 3 of the Insolvency Act 1986 in relation to such proposal. Any Options not exercised by the end of the 14 day period will lapse at that time only if the Committee has given written notice to that effect to the Optionholders on the date that notices of the meeting were sent.

8.11	Mergers and reorganisations

If, as a result of events specified in Rules 8.4 to 8.6 a company (the “Acquiring Company”) obtains Control of the Company and:

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8.11.1	the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company before then; or

8.11.2	the obtaining of Control is pursuant to a merger with the Company; and

8.11.3	the Company and the Acquiring Company consent to the replacement of Options under this Rule 8.11;

then Options will not become exercisable. Instead all rights under the Plan will be replaced in accordance with Rule 9.3.

8.12	Loss of ownership

Where the Optionholder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him to be so deprived or becomes bankrupt, all his Options will lapse.

8.13	Overseas transfer

If an Optionholder is transferred to work in another country, and, as a result of that transfer, the Optionholder either:

8.13.1	suffers a tax disadvantage in relation to his Options (this being shown to the satisfaction of the Committee); or

8.13.2	becomes subject to restrictions on his ability to exercise his Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred then, provided the Optionholder continues to hold an office or employment with a Member of the Group, the Committee may permit the Optionholder to exercise the Option during the period starting 3 months before and ending 3 months after the transfer takes place. Unless the Committee decides otherwise, the Conditions must be satisfied before exercise of Options under this Rule 8.13. If he does not exercise his Options, following this Rule, the usual exercise Rules will apply to them at the appropriate times.

8.14	Priority

If there is any conflict between any of the provisions of Rules 7 and 8, the provision which results in the shortest exercise period of the Option will prevail.

9	Exchange of Options

9.1	Application

This Rule 9 applies to all Options if any of the following occur:

9.1.1	a person (or a group of persons acting in concert) has obtained Control of the Company as a result of making an offer to acquire shares;

9.1.2	a court sanctions a scheme of arrangement under Section 425 Companies Act 1985 (or equivalent local legislation) in connection with the acquisition of Shares or there is a local equivalent to that sanction procedure;

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9.1.3	any person becomes entitled or bound to acquire Shares under Sections 428 and 429 Companies Act 1985 (or equivalent legislation);

9.1.4	a resolution is passed for the voluntary winding-up of the Company; or

9.1.5	the Company and the Acquiring Company consent to the replacement of Options in accordance with Rule 8.11 (Mergers and reorganisations).

9.2	Exchange

If this Rule 9 applies, Options may be exchanged during the period of 6 months after the relevant event and with the agreement of the company offering the exchange.

9.3	Exchange terms

Where an Option is to be exchanged the Optionholder will be granted a new option to replace it.

Where an Optionholder is granted a new option then:

9.3.1	the new option will be in respect of shares in any body corporate determined by the company offering the exchange;

9.3.2	the new option will be equivalent to the Option that was exchanged;

9.3.3	the new option will be treated as having been acquired at the same time as the Option that was exchanged and will be exercisable in the same manner and at the same time;

9.3.4	the new option will be subject to the Rules as they last had effect in relation to the Option that was exchanged. The Committee (as defined in Rule 8.3) will determine whether or not the exercise of any new option will be subject to any performance conditions; and

9.3.5	with effect from the exchange, the Rules will be construed in relation to the new option as if references to Shares were references to the shares over which the new option is granted and references to the Company were references to the body corporate determined under Rule 9.3.1.

10	Exercise of Options

10.1	Exercise

An Optionholder can exercise his Option validly only in the way described in, and subject to, this Rule 10.

10.2	Part exercise

10.2.1	An Option may be exercised in respect of all the Shares under the Option or only some of those Shares. However, Options must be exercised over at least 1,000 Shares each and may be exercised only in multiples of 1,000 Shares. These restrictions will not apply where an Option is exercised for the maximum number of Shares permissible at the time.

10.2.2	If an Option is exercised in part, and the balance remains exercisable, the Committee must on the surrender of the relevant certificate issue a balance certificate.

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10.3	Manner of exercise

Options must be exercised by notice in writing in a form specified by the Company and delivered to the Company or other including a duly appointed agent or by electronic means approved by the Company. The notice of exercise of the Option must be completed, signed (in manuscript or in any other form that may be specified by the Company) by the Optionholder or by his appointed agent, and must be accompanied by:

10.3.1	the relevant option certificate (if required by the Company); and

10.3.2	correct payment in full of the Option Price for the number of Shares being acquired or details of arrangements agreed between the Optionholder and the Company made for the payment of the Option Price for the number of Shares being acquired;

10.3.3	if required by the Company, a declaration as to his nationality and/or residence and any other information which the Committee may reasonably request; and

10.3.4	unless the Company decides otherwise, in the case of an exercise by an optionholder’s personal representatives under Rule 8.2, an office copy of a valid UK grant of probate.

Subject to Rule 10.4 (Delay in exercise), in this Rule 10, the “Option Exercise Date” will be the date of receipt by the Company or other duly appointed agent of the documents and, if appropriate, the payment referred to in Rule 10.3.

10.4	Delay in exercise

The Option Exercise Date may be delayed until the later of:

10.4.1	the date on which the Committee either decides that any Condition to which the Option is subject has been satisfied or waives that Condition. The Committee must make a decision about the satisfaction or waiver of the Conditions within 14 days of receipt by the Company or other duly appointed agent of the documents and, if appropriate, the payment; and

10.4.2	if any statute, regulation or code adopted by the Company based on the Model Code, prohibits the exercise of Options, the date when the Optionholder is permitted to exercise an Option.

10.5	Issue or transfer

Subject to Rule 10.7:

10.5.1	Shares to be issued following the exercise of an Option will be issued within 30 days of the Option Exercise Date.

10.5.2	If Shares are to be transferred following the exercise of an Option, the Committee will procure this transfer within 30 days of the Option Exercise Date.

10.6	Rights

10.6.1	Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

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10.6.2	Where Shares are to be transferred on the exercise of an Option, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.

10.7	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

10.8	Articles of association

Any Shares acquired on the exercise of Options are subject to the articles of association of the Company from time to time in force.

10.9	Listing

If and so long as the Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

10.10	Cash alternative

In exceptional circumstances, the Committee may in their discretion determine not to procure the transfer or issue of Shares to an Optionholder who exercises his Option, but instead to pay to him (subject to the withholding provisions in Rule 11.8) a cash amount. This cash amount (“Gain”) must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. Alternatively, the Committee may procure the transfer of Shares to the value of the Gain or apply that amount in the issue of Shares. Where the Optionholder is to be paid the Gain in cash or Shares and the Committee so determines, the Optionholder need not pay the Option Price or, if he has paid it, the Company will repay the Option Price to him.

For the purposes of this Rule, “market value” means:

10.10.1	the middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange on the Option Exercise Date (or the next Business Day if the Option Exercise Date is not a Business Day); or

10.10.2	where Shares of the same class are traded on any other stock exchange, the closing price on the Option Exercise Date (or the next Business Day if the Option Exercise Date is not a Business Day); or

10.10.3	where Shares of the same class are not traded on a stock exchange, the value on the Option Exercise Date as determined by the Committee.

11	General

11.1	Notices

Any notice or other document which has to be given to an Eligible Employee or Optionholder under or in connection with the Plan may be:

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11.1.1	delivered or sent by post to him at his home address according to the records of his employing company; or

11.1.2	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Optionholders) or, if approved by the Company, sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to an Optionholder who is working overseas will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

11.2	Documents sent to shareholders

The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

11.3	Committee's decisions final and binding

The decision of the Committee on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

11.4	Costs

The Company will pay the costs of introducing and administering the Plan. Each Participating Company will if requested by the Company reimburse the Company for any costs incurred in connection with the grant of Options to, or exercise of Options by, employees of that Participating Company.

11.5	Regulations

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

11.6	Terms of employment

11.6.1	For the purposes of this Rule 11.6, “Employee” means any Optionholder, any Eligible Employee or any other person.

11.6.2	This Rule 11.6 applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

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(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

11.6.3	Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations of an Employee are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

11.6.4	The grant of Options on a particular basis in any year does not create any right to or expectation of the grant of Options on the same basis, or at all, in any future year.

11.6.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

11.6.6	Without prejudice to an Employee’s right to exercise an Option subject to and in accordance with the express terms of the Rules and the Conditions, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Option. Any and all discretions, decisions or omissions relating to the Option may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule 11.6.

11.6.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

11.6.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule 11.6. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to exercise an Option subject to and in accordance with the express terms of the Rules and the Conditions, in consideration for, and as a condition of, the grant of an Option under the Plan.

11.6.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

11.6.10	Each of the provisions of this Rule 11.6 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible

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to do so, this will not affect the validity or enforceability of any of the remaining provisions.

11.7	Employee trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

11.8	Withholding

The Company, any employing company or trustee of any employee benefit trust may withhold such an amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Options. These arrangements may include the sale or reduction in number of any shares on behalf of an Optionholder unless the Optionholder discharges the liability himself.

11.9	Data protection

By participating in the Plan the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

11.9.1	administering and maintaining Optionholder records;

11.9.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

11.9.3	providing information to future purchasers of the Company or the business in which the Optionholder works;

11.9.4	transferring information about the Optionholder to a country or territory outside the European Economic Area.

12	Changing the Plan

12.1	Committee powers

Except as described in the rest of this Rule 12, the Committee may at any time change the Plan in any way.

12.2	Shareholder approval

12.2.1	Except as described in Rule 12.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Rules to the advantage of present or future Optionholders, which relates to the following:

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limitations on the number of Shares which may be issued under the Plan;

(iii)	the individual limits in Rule 4;

(iv)	the determination of the Option Price;

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(v)	any rights attaching to the Options and the Shares;

(vi)	the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(vii)	the terms of this Rule 12.2.1.

12.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

12.2.3	The Company may establish further plans based on the Rules but modified to take account of local tax, exchange control or securities laws in non-UK territories.

12.3	Notice

The Committee may give written notice of any changes made to any Optionholder affected.

12.4	Termination of the Plan

The Plan will terminate on 26 May 2014, but the Committee may terminate the Plan at any time before that date. However, Options granted before such termination will continue to be valid and exercisable as described in these Rules.

13	Governing law and jurisdiction

The laws of England and Wales govern the Plan and all Options and their construction. The Courts of England and Wales have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.

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Schedule 1
The ICI Executive Approved Share Option Plan 2004

This Schedule 1 contains the rules of the ICI Executive Approved Share Option Plan 2004 (“the Approved Plan”). The Rules of ICI Executive Share Option Plan 2004 (excluding Schedules 2 and 3) (the “Plan”) as amended by this Schedule 1 apply to Options granted under the Approved Plan.

1	Definitions

Words used in the Approved Plan have the same meaning as in the Plan unless amended as stated below:

“Eligible Employee” does not include anyone who is:

(i)	excluded from participation because of paragraph 9 of Schedule 4 to ITEPA (material interests provisions); or

(ii)	a director who is required to work less than 25 hours a week (excluding meal breaks) for the Company.

“Participating Companies” means:

(i)	the Company; and

(ii)	any Subsidiary, a jointly-owned company (within the meaning of paragraph 34 of Schedule 4 to ITEPA) of which the Company is a joint owner, and any other company which is permitted by the Inland Revenue to participate and which in all cases is so designated by the Committee;

“Shares” must satisfy paragraphs 16 to 20 of Schedule 4 of ITEPA;

“Specified Age” for the purpose of paragraph 35A of Schedule 4 to ITEPA is 55;

“Subsidiary” must be under the Control of the Company.

2	Shares

The following new Rule is added:

“If any Shares which are subject to an Option cease to satisfy paragraphs 16 to 20 of Schedule 4 to ITEPA and the Committee notify the Inland Revenue that they wish the Approved Plan to be disapproved then the definition of “Shares” in Rule 1.1 is changed automatically to “fully paid ordinary shares in the capital of the Company”.”

3	Option Price

The following replaces Rule 3.1.2:

“Where Shares of the same class are traded on a stock exchange other than the London Stock Exchange and the Option Price is to be set by reference to that exchange Market Value shall be the average of the closing price as published for that exchange on the 3 immediately preceding Business Days, and agreed in advance with Inland Revenue Shares Valuation.”

4	Conditions

The following is added at the end of Rule 2.3:

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“The amended Conditions should not be more difficult to satisfy than the original Conditions.”

5	Revenue limit

The following new Rule is added:

“The Committee must not grant an Option to an Eligible Employee which would cause the aggregate market value of:

(i)	the Shares subject to that Option; and

(ii)	the Shares which he may acquire on exercising his Options under the Approved Plan; and

(iii)	the shares which he may acquire on exercising his options under any other Inland Revenue approved discretionary scheme established by the Company or by any of its associated companies (as defined in paragraph 35 of Schedule 4 to ITEPA)

to exceed the amount permitted under paragraph 6(1) of Schedule 4 to ITEPA (currently £30,000). For the purposes of this paragraph, market value is calculated as at the date of grant of the options as described in the relevant plan rules.”

6	Adjustment of Options

The following rule replaces Rule 6.1:

“6.1 Adjustment of Options

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital:

6.1.1 the number of Shares comprised in each Option; and

6.1.2 the Option Price

may be adjusted in any way (including retrospective amendments) that the Committee considers appropriate. However, no adjustment of Options may be made under this Rule 6 without and to the extent of the prior approval of the Inland Revenue.”

7	Material interest

The following new Rule is added:

“An Optionholder may not exercise an Option while he is excluded from participation in the Approved Plan under paragraph 9 of Schedule 4 to ITEPA (material interest provisions).”

8	Death

8.1	The following rule replaces Rule 8.2:

8.2	“Death

If an Optionholder dies, his Options may be exercised, irrespective of the satisfaction of any Conditions, by his personal representatives up to one year from

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his death. To the extent that any Option exercisable under this Rule 8.2 is not so exercised, it will lapse.”

9	Exercise and lapse – exceptions to the general rule

The following shall replace Rule 8.1.2:

“8.1.2	The Committee may allow an Optionholder who ceases to be a director or an employee of any Member of the Group for any other reason to exercise his Options in full or in part during any period specified by the Committee. Unless the Committee decides otherwise the Conditions must be satisfied.”

The following new rule is added:

“8.15 Committee discretion

The Committee will exercise all discretions under Rules 7 and 8 fairly and reasonably.”

10	Exchange of Options

The following rule replaces Rule 9:

9 “Exchange of Options

9.1 Application

This Rule applies if a company:

9.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

(ii)	all the Shares (or those Shares not already owned by the Acquiring Company or its subsidiary or holding company); or

9.1.2	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

9.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985.

9.2 Exchange

If this Rule 9 applies, Options may be exchanged within the period referred to in paragraph 26(3) of Schedule 4 to ITEPA and with the agreement of the company offering the exchange.

9.3 Exchange terms

Where an Option is to be exchanged the Optionholder will be granted a new option to replace it.

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Where an Optionholder is granted a new option then:

9.3.1	the new Option will be in respect of shares in any body corporate determined by the company offering the exchange as long as they satisfy the conditions of paragraph 27(4) of Schedule 4 to ITEPA;

9.3.2	the new option will be equivalent to the Option that was exchanged;

9.3.3	the new option will be treated as having been acquired at the same time as the Option that was exchanged and will be exercisable in the same manner and at the same time;

9.3.4	the new option will be subject to the Rules as they last had effect in relation to the Option that was exchanged. The Committee (as defined in Rule 8.3) will determine whether or not the exercise of any new option will be subject to any performance conditions; and

9.3.5	with effect from exchange, the Rules will be construed in relation to the new option as if references to Shares are references to the shares over which the new option is granted and references to the Company are references to the body corporate determined under Rule 9.3.1.”

11	Cash alternative

Rule 10.10 is deleted.

12	Withholding

The following replaces Rule 11.8:

“Unless an Optionholder discharges any liability that may arise himself, the Company, any employing company or trustee of any employee benefit trust for which shares are provided may make the necessary arrangements to withhold an amount sufficient to meet any liability to taxation or social security contributions in respect of the exercise of Options for when the Company is obliged to account on behalf of an Optionholder. These arrangements may include the sale of Shares on behalf of an Optionholder.”

13	Changing the Plan

The following new Rule is added:

“The Committee can change the Approved Plan and need not obtain the approval of the Company in general meeting for any minor changes which are necessary or desirable in order to maintain Inland Revenue approval of the Approved Plan under schedule 4 to ITEPA or any other enactment.”

14	Revenue approval

The following new Rule is added:

“If the approved status of the Approved Plan is to be maintained, any change to a key feature of the Approved Plan made after it has been approved under Schedule 4 to ITEPA will have effect from the later of the date the change is approved by the Inland Revenue and the date the Committee resolves to approve the amendment. The Committee will inform the Inland Revenue if the approved status of the Approved Plan is not to be

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maintained. A key feature is any provision necessary to meet the requirements of Schedule 4 to ITEPA.”

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Schedule 2
ICI Share Appreciation Rights Plan (US) 2004

This Schedule 2 comprises the ICI Share Appreciation Rights Plan (US) 2004 (the US SAR Plan). The rules of the ICI Executive Share Option Plan 2004 (excluding any Schedules other than this Schedule 2) as amended by this Schedule 2 apply to share appreciation rights ("SARs") granted under the US SAR Plan. Under the US SAR Plan, the Committee may make grants which will be designated as SARs at the Date of Grant.

1	Definitions

Capitalized words used in this US SAR Plan have the same meaning as in the ICI Executive Share Option Plan 2004, unless amended or added as stated below:

"Business Day" means a day on which the New York Stock Exchange (NYSE) is open for the transaction of business.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Eligible Employee" means any person who:

(i)	Either is selected by the Committee or is an executive director of the Company who devotes substantially the whole of his working time to his duties; and

(ii)	Is an employee of a U.S. Subsidiary, which for the avoidance of doubt includes an employee of a U.S. Subsidiary seconded to a non U.S. Subsidiary; and

(iii)	At the Date of Grant is not within 6 months of any anticipated cessation of employment with all Members of the Group.

"Gain" means the amount, if any, that the NYSE closing price of a Share on the Option Exercise Date exceeds the Option Price.

"NYSE" means the New York Stock Exchange.

"Option" means an SAR. References to an option in the Option Plan and this Schedule 2 shall be deemed a reference to a SAR.

"Option Plan" means the ICI Executive Share Option Plan 2004.

"Option Exercise Date" means the date the SAR is exercised by delivering the required notice by the time prescribed by the appointed agent. If notice is delivered after the prescribed time or on a day that is not a Business Day, the Option Exercise Date shall be the next Business Day.

"Option Price" means the amount determined under Rule 3.2 of the Option Plan for a Share represented by an SAR on the Date of Grant.

"SAR" means a share appreciation right which is the right to the Gain.

"Share" means an American Depositary Share of the Company; provided that for purposes of applying the Plan Limits of Rule 5 of the Option Plan, one Share is the equivalent of four fully paid ordinary shares of the Company.

2	Market Value

The following replaces Rule 3.1:

3.1 Market Value

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For the purposes of this Rule 3, Market Value means the average of the NYSE closing prices for the three (3) Business Days immediately preceding the Date of Grant.

3	Setting the Price

In setting the Option Price under Rule 3.2, the Committee will use U.S. dollars.

4	Individual limits

The following should be substituted for Rule 4.

4.1	6 times salary limit for Options

4.1.1	Subject to Rule 4.1.2, an Option must not be granted to an Eligible Employee if it would at the proposed Date of Grant cause the total amount payable on exercise of options that he has been granted in that financial year under any discretionary share option plan adopted by the Company to exceed 6 times his annual salary from Members of the Group as at the Date of Grant.

4.1.2	The limit in this Rule may be exceeded if the Committee determines that exceptional circumstances make it desirable that Options should be granted in excess of that limit.

5	10 per cent, 10 year limit

A new Rule 5.2.1 is added as follows:

5.2.1	For purposes of Rule 5.2, the following plans are not employee share plans operated by the Company:

(i)	North American Employee Stock Purchase Plan of the ICI Group;

(ii)	Any Code section 401(k) plan qualified under Section 401(a) of the Code to include, without limitation, the Retirement Savings Plan of the ICI Group;

(iii)	Restricted Stock Performance Plan of ICI American Holdings Inc.;

(iv)	Stock Appreciation Rights Plan of ICI American Holdings Inc.; and

(v)	Senior Staff Share Appreciation Rights Plan of ICI American Holdings Inc.

6	5 percent, 10 year limit

A new Rule 5.3.1 is added as follows:

5.3.1	For purposes of Rule 5.2, the following plans are not discretionary (executive) share plans operated by the Company:

(i)	North American Employee Stock Purchase Plan of the ICI Group;

(ii)	Any Code section 401(k) plan qualified under Section 401(a) of the Code to include, without limitation, the Retirement Savings Plan of the ICI Group;

(iii)	Restricted Stock Performance Plan of ICI American Holdings Inc.;

(iv)	Stock Appreciation Rights Plan of ICI American Holdings Inc.; and

(v)	Senior Staff Share Appreciation Rights Plan of ICI American Holdings Inc.

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7	Cessation of Employment

The following replaces clause (i) of Rule 8.1.1:

(i)	death, ill health, injury or disability as determined by the Committee; provided, that if the Optionholder is determined to be disabled under the long term disability plan of his or her employer, the Optionholder shall be deemed disabled without further action by the Committee;

The following replaces clause (iii) of Rule 8.1.1:

(iii)	retirement on or after (A) the later of age 65 or the completion of 5 years of service with one or more Members of the Group or (B) such earlier retirement date set out in a contract of employment between the Optionholder and a Member of the Group.

The following replaces clause (iv) of Rule 8.1.1:

(v) early retirement by agreement with the Company.

8	Exercise

Rules 10.1 through 10.5 are deleted and replaced with the following:

10 Exercise

10.1 Part Exercise

10.1.1	An Option may be exercised in respect of all SARs under the Option or only some of the SARs. Option must be exercised over at least 400 SARs each and may be exercised only in multiples of 400 SARs. These restrictions will not apply where an Option is exercised for the maximum number of SARs permissible at the time.

10.1.2	If an Option is exercised in part, and the balance remains exercisable, the Optionholder will surrender his or her certificate and a balance certificate will be issued.

10.2 Manner of Exercise

Options must be exercised by notice in writing in a form (to include facsimile or other electronic means) specified by the Company and delivered to the Company or duly appointed agent of the Company.

10.3 Delay In Exercise

If any statute, regulation or code adopted by the Company based on the Model Code prohibits the exercise of Options, the Option Exercise Date will be delayed until the date the prohibition ceases to apply.

10.4 Shares Delivered At Exercise

Upon exercise of SARs under an Option, the Gain will be determined. The Gain will then be divided by the Option Exercise Price to determine the number of Shares that would be delivered to the Optionholder prior to any tax withholding. The gross number of Shares will be multiplied by the applicable combined income and employment tax withholding rate to determine the "Tax Withholding Shares." The product of that number of Shares and the Option Exercise Price will be directly

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deposited by the Subsidiary employing the Optionholder with the applicable taxing authority. The gross number of Shares reduced by the Tax Withholding Shares equals the Net Shares. The Subsidiary employing the Optionholder will then deliver the Net Shares to the Optionholder. Any fractional Net Share will be paid in cash.

10.5 Cash Alternative

In exceptional circumstances, the Committee may, in their sole discretion, determine not to procure the transfer or issue of Shares to an Optionholder who exercises SARs, but instead may pay him or her the Gain in cash, less applicable tax withholding.

Rule 10.10 is deleted and replaced with the following:

10.10 Acquisition of Shares Used to Satisfy Exercise

The Subsidiary employing the Optionholder may acquire Shares to cover an Optionholder's exercise of his or her SARs by:

(i)	Purchase on the open market; or

(ii)	Purchase of the Shares from a trust affiliated with the Company at the NYSE closing price on the Option Exercise Date.

Instead of the Subsidiary covering the exercise of SARs through a purchase of Shares, the Company may allot, issue or transfer Shares directly to the Optionholder to cover an exercise of SARs.

9	Other Rule Changes

Such other Rules of the Option Plan shall be modified to the extent necessary to reflect the use of SARs and the relevant laws of the United States.

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Schedule 3
The ICI Share Appreciation Rights Plan 2004

This Schedule 2 contains the rules of the ICI Share Appreciation Rights Plan 2004 (the “SAR Plan”). The rules of the ICI Executive Share Option Plan (excluding Schedules 1 and 2) will as amended by this Schedule 2, apply to SARs granted under the SAR Plan. Under the SAR Plan, the Committee may make grants which shall be designated as Share Appreciation Rights (“SARs”) at the Date of Grant.

1	SAR

Where an Option is granted on an SAR under the SAR Plan the Optionholder will not have any right to acquire Shares but shall be granted a right to receive cash calculated as set out below.

2	Exercise

Following the exercise of an SAR, the holder shall not be required to pay the Option Price but shall (subject to any withholding under Rule 11.8) receive a cash amount equal to the amount by which the Market Value of the number of Shares in respect of which the SAR is exercised exceeds the Option Price, specified at the Date of Grant. The cash amount will be paid as soon as practicable following exercise of the SAR, either through payroll or directly, as the Committee may determine. No Shares will be issued or transferred pursuant to an SAR.

3	Market Value

For these purposes, Market Value shall have the same meaning as that in Rule 3.1.

4	Rule Changes

The Rules of the ICI Executive Share Option Plan 2004 shall be varied to reflect the provisions of paragraph 1 of this Schedule 3.

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